Exhibit 99.1

Gaia Reports Fourth Quarter and Full Year 2019 Results

Positive EBITDA and Cash Flows from Operations for Q4

29% Revenue Growth for 2019

BOULDER, CO, February 24, 2020 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter 2019 vs. Same Year-Ago Quarter

▪	Generated $0.2 million of positive EBITDA, an improvement of $9.6 million.
▪	Generated $3.3 million in cash flows from operations, an improvement of $11.5 million.
▪	24% increase in revenues.

“We successfully completed our pivot to positive EBITDA for the quarter with mid 20’s percentage revenue growth,” said Paul Tarell, Gaia’s CFO. “We also demonstrated the power of our negative working capital model with $3.3 million in cash flows generated from operations during the quarter.”

Fourth Quarter 2019 Financial Results

Revenues in the fourth quarter increased 24% to $14.7 million from $11.9 million in the year-ago quarter. This was primarily due to growth in paying members and an increase in average revenue per member. Gaia ended 2019 with 29% revenue growth and 598,600 paying members compared to 510,300 at the end of 2018, a 17% increase. With the elimination of the $0.99 introductory trial offer in October 2019, the comparative member count was adjusted to remove 37,500 members who were in their trial period at December 31, 2018.

Gross profit in the fourth quarter increased 23% to $12.8 million compared to $10.4 million in the year-ago quarter. Gross margin declined slightly to 86.9% versus 87.5% in the year-ago quarter primarily due to increased content amortization for shows released in 2019 but was up from 86.8% in the third quarter of 2019.

Total operating expenses in the fourth quarter decreased to $15.3 million from $21.8 million in the year-ago quarter. Customer acquisition costs as a percentage of revenue decreased to 50% in the fourth quarter of 2019 from 120% in the year-ago quarter.

Net loss in the fourth quarter was $2.8 million, or $(0.15) per share, compared to a net loss of $11.1 million, or $(0.62) per share, in the year-ago quarter.

Gaia generated cash from operations of $3.3 million in the fourth quarter of 2019 compared to cash used of $8.2 million in the year ago quarter, an improvement of $11.5 million.

As of December 31, 2019, Gaia had $11.5 million in cash compared to $11.6 million as of September 30, 2019.

2019 Financial Results

Revenues in 2019 increased 29% to $54.0 million from $42.0 million in the year-ago quarter. This was primarily due to growth in paying members and an increase in average revenue per member.

Gross profit in 2019 increased 28% to $46.9 million compared to $36.6 million in the year-ago quarter. Gross margin declined slightly to 86.8% versus 87.3% in the year-ago quarter primarily due to increased content amortization for shows released in 2019.

Total operating expenses in 2019 decreased to $64.1 million from $73.1 million in the year-ago quarter. Customer acquisition costs as a percentage of revenue decreased to 56% in 2019 from 110% in 2018.

Net loss in 2019 was $18.2 million, or $(1.00) per share, compared to a net loss of $33.8 million, or $(1.96) per share, in 2018.

Cash used in operations was $2.6 million in 2019 compared to $21.4 million in 2018, an improvement of $18.8 million.

Conference Call

The company will hold a conference call today at 4:30 p.m. Eastern time to discuss its fourth quarter and full year 2019 results.

Date: Monday, February 24, 2020

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: (800) 263-0877

International dial-in number: (646) 828-8143

Conference ID: 5742177

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.gaia.com. A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through March 9, 2020.

Toll-free replay number: (844) 512-2921

International replay number: (412) 317-6671

Replay ID: 5742177

About Gaia

Gaia is a global video streaming service and community that provides curated conscious media in four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—to its subscribers in 185 countries with approximately 8,000 titles. Over 85% of its library is exclusive to Gaia, and approximately 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While Gaia believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, operating losses, general economic conditions, competition, changing consumer preferences, acquisitions, new initiatives we undertake, costs of acquiring new subscribers, subscriber retention rates, and other risks and uncertainties included in Gaia’s filings with the Securities and Exchange Commission. Gaia assumes no duty to update any forward-looking statements.

Contacts

Paul Tarell

Gaia, Inc.

(303) 222-3330

Paul.Tarell@gaia.com

Cody Slach

Gateway Investor Relations

(949) 574-3860

GAIA@gatewayir.com

GAIA, INC.

Condensed Consolidated Statements of Operations

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands, except per share data)	2019	2018	2019	2018
	(unaudited)
Revenues, net	$14,688	$11,917	$53,979	$41,997
Cost of revenues	1,925	1,495	7,111	5,352
Gross profit	12,763	10,422	46,868	36,645
Expenses:
Selling and operating	14,078	20,052	58,292	67,148
Corporate, general and administration	1,254	1,704	5,780	5,909
Total operating expenses	15,332	21,756	64,072	73,057
Loss from operations	(2,569)	(11,334)	(17,204)	(36,412)
Interest and other income (expense), net	(243)	58	(643)	355
Loss before income taxes	(2,812)	(11,276)	(17,847)	(36,057)
Income tax expense (benefit)	—	(118)	45	(1,944)
Loss from continuing operations	(2,812)	(11,158)	(17,892)	(34,113)
Income (loss) from discontinued operations	—	78	(258)	320
Net loss	$(2,812)	$(11,080)	$(18,150)	$(33,793)
Income (loss) per share-basic and diluted:
Continuing operations	$(0.15)	$(0.62)	$(0.99)	$(1.98)
Discontinued operations	—	—	(0.01)	0.02
Basic and diluted net loss per share	$(0.15)	$(0.62)	$(1.00)	$(1.96)
Weighted-average shares outstanding:
Basic and diluted	18,402	17,890	18,160	17,259

EBITDA*	$177	$(9,390)	$(7,609)	$(29,423)

* See definition and reconciliation on following page.

GAIA, INC.

Summary of Cash Flows

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2019	2018	2019	2018
	(unaudited)
Net cash provided by (used in):
Operating activities - continuing operations	$3,346	$(8,321)	$(2,650)	$(21,705)
Operating activities - discontinued operations	—	78	76	320
Operating activities	3,346	(8,243)	(2,574)	(21,385)
Investing activities	(3,786)	(5,106)	(20,275)	(18,859)
Financing activities	287	12,500	4,379	37,430
Net change in cash	$(153)	$(849)	$(18,470)	$(2,814)

Reconciliation of Loss from Continuing Operations to EBITDA and Adjusted EBITDA

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2019	2018	2019	2018
	(unaudited)
Loss from continuing operations	$(2,812)	$(11,158)	$(17,892)	$(34,113)
Interest expense (income), net	243	(58)	643	(355)
Provision for (benefit from) income taxes	—	(118)	45	(1,944)
Depreciation and amortization expense	2,746	1,944	9,595	6,989
EBITDA	177	(9,390)	(7,609)	(29,423)
Share-based compensation expense	215	512	1,812	1,650
Adjusted EBITDA	$392	$(8,878)	$(5,797)	$(27,773)

EBITDA represents net loss before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to remove share-based compensation expense. EBITDA and Adjusted EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance.

Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures.

GAIA, INC.

Condensed Consolidated Balance Sheets

	December 31,	December 31,
(in thousands)	2019	2018

ASSETS
Current assets:
Cash	$11,494	$29,964
Accounts receivable	2,310	1,334
Prepaid expenses and other current assets	2,443	3,192
Total current assets	16,247	34,490
Building and land, net	22,681	21,688
Media library, software and equipment, net	36,921	27,623
Goodwill	17,289	10,609
Investments and other assets	13,034	12,741
Total assets	$106,172	$107,151
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$10,594	$7,993
Deferred revenue	8,025	5,029
Total current liabilities	18,619	13,022
Long-term debt	18,433	12,500
Deferred taxes	206	164
Total liabilities	37,258	25,686
Total equity	68,914	81,465
Total liabilities and equity	$106,172	$107,151